                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     HAVEN BANCORP, INC.                                            HAVEN CAPITAL TRUST I
    (Exact name of Registrant as specified in its Charter)          (Exact name of Registrant as specified in its Charter)

                           DELAWARE                                                        DELAWARE
(State or other Jurisdiction of Incorporation as Organization)  (State or other Jurisdiction of Incorporation as Organization)

                             6712                                                            6719
   (Primary Standard Industrial Classification Code Number)        (Primary Standard Industrial Classification Code Number)

                          11-3153802                                                      11-6485103
           (I.R.S. Employer Identification Number)                         (I.R.S. Employer Identification Number)

                              93-22 JAMAICA AVENUE
                           WOODHAVEN, NEW YORK 11421
                                 (718) 850-2500
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive officer)

                      PHILIP S. MESSINA                                               CATHERINE CALIFANO
            PRESIDENT AND CHIEF EXECUTIVE OFFICER                     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                     HAVEN BANCORP, INC.                                             HAVEN BANCORP, INC.
                     93-22 JAMAICA AVENUE                                            93-22 JAMAICA AVENUE
                  WOODHAVEN, NEW YORK 11421                                       WOODHAVEN, NEW YORK 11421

 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                                   COPIES TO:
                           OMER S. J. WILLIAMS, ESQ.
                            THACHER PROFFITT & WOOD
                              2 WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.
                       ----------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                       MAXIMUM AMOUNT       OFFERING PRICE PER     AGGREGATE OFFERING
               SECURITIES TO BE REGISTERED                    TO BE REGISTERED            UNIT(1)               PRICE(1)

Capital Securities of Haven Capital Trust I...............       $25,000,000               100%                $25,000,000

Junior Subordinated Debentures of Haven Bancorp,
  Inc.(2).................................................

Guarantee of Capital Securities of Haven Capital Trust I
  by Haven Bancorp, Inc. Guarantee with respect to the
  Capital Securities(3)...................................

    Total(4)..............................................     $25,000,000(5)              100%                $25,000,000


                  TITLE OF EACH CLASS OF                          AMOUNT OF
               SECURITIES TO BE REGISTERED                   REGISTRATION FEE(2)
Capital Securities of Haven Capital Trust I...............         $7,576
Junior Subordinated Debentures of Haven Bancorp,
  Inc.(2).................................................
Guarantee of Capital Securities of Haven Capital Trust I
  by Haven Bancorp, Inc. Guarantee with respect to the
  Capital Securities(3)...................................
    Total(4)..............................................         $7,576

(1) Estimated solely for the purpose of computing the registration fee.

(2) No separate consideration will be received for the Junior Subordinated Debentures of Haven Bancorp, Inc. distributed upon any liquidation of Haven Capital Trust I.

(3) No separate consideration will be received for the Haven Bancorp, Inc. Guarantee.

(4) This Registration Statement is deemed to cover rights of holders of Junior Subordinated Debentures under the Indenture, the rights of holders of Capital Securities of Haven Capital Trust I under an Amended and Restated Declaration of Trust, the rights of holders of such Capital Securities under the Guarantee and certain backup undertakings as described herein.

(5) Such amount represents the liquidation amount of the Haven Capital Trust I Capital Securities and the principal amount of Junior Subordinated Debentures that may be distributed to holders of such Capital Securities upon any liquidation of Haven Capital Trust I.
                       ----------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS                      $25,000,000

                             HAVEN CAPITAL TRUST I

                           10.46% CAPITAL SECURITIES
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                              HAVEN BANCORP, INC.
                                ----------------

    This prospectus relates to the periodic offer and sale by each of the Selling Stockholders named herein (collectively, the "Selling Stockholders") of the 10.46% Capital Securities (the "Capital Securities") which represent beneficial interests in Haven Capital Trust I, a business trust formed under the laws of the State of Delaware (the "Trust"). The registration of the Capital Securities does not necessarily mean that any of the Capital Securities will be offered and sold by the holder thereof. The Capital Securities were originally acquired in a private transaction. Haven Bancorp, Inc., a Delaware corporation (the "Corporation"), is the owner of all of the beneficial interests represented by common securities of the Trust (the "Common Securities," and together with the Capital Securities, the "Trust Securities"). The Chase Manhattan Bank is the Property Trustee of the Trust. The Trust issued the Trust Securities and invested the proceeds thereof in the 10.46% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures"), issued by the Corporation, which are scheduled to mature on February 1, 2027 (the "Stated Maturity Date"). The Capital Securities have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Capital Securities--Subordination of Common Securities."

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE CAPITAL SECURITIES.
                             ---------------------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.

    The Selling Stockholders have advised the Corporation that they may elect to offer for sale and to sell the Capital Securities from time to time in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, in each case at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Stockholders will depend upon price fluctuations and the manner of sale. The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Such brokerage commissions and charges and the legal fees, if any, will be paid by the Selling Stockholders. The Corporation will bear all other expenses in connection with registering the shares offered hereby, which expenses are estimated to total approximately $100,000. See "Plan of Distribution."

                The date of this Prospectus is July       , 1997

(CONTINUED FROM THE PREVIOUS PAGE)

    Except as provided herein, the Capital Securities are represented by global Capital Securities in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in such Capital Securities are shown on, and transfers thereof are effected through, records maintained by DTC and its participants. Beneficial interests in such Capital Securities trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds.

    Holders of the Trust Securities will be entitled to receive cumulative cash distributions arising from the payment of interest on the Junior Subordinated Debentures, accruing from the date of original issuance and payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1997, at the annual rate of 10.46% of the Liquidation Amount of $1,000 per Trust Security ("Distributions"). So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, the Corporation will have the right to defer payments of interest on the Junior Subordinated Debentures at any time and from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period shall end on a date other than an Interest Payment Date (as defined herein) or extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due, the Corporation may elect to begin a new Extension Period, subject to the requirements set forth herein. If and for so long as interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Securities will also be deferred and the Corporation will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Corporation's capital stock or to make any payment with respect to debt securities of the Corporation that rank PARI PASSU with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Trust Securities are entitled will continue to accumulate) at the rate of 10.46% per annum, compounded semi-annually, and holders of Trust Securities will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of the cash attributable to such income. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    The Corporation, through the Guarantee, the Common Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guarantees all of the Trust's obligations under the Trust Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." The Guarantee and the Common Guarantee guarantees payments of Distributions and payments on liquidation or redemption of the Trust Securities, but in each case only to the extent that the Trust holds funds on hand legally available therefor and has failed to make such payments, as described herein. See "Description of Guarantee." If the Corporation fails to make a required payment on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Trust Securities. The Guarantee and the Common Guarantee do not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, a holder of Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights in respect of such payment. See "Description of Junior Subordinated Debentures-- Enforcement of Certain Rights by Holders of Capital Securities." The obligations of the Corporation under the Guarantee, the Common Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures--Subordination"). At March 31, 1997, the Corporation had Senior Indebtedness of $2.0 million. See "Risk Factors--Ranking of Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures."

    The Trust Securities are subject to mandatory redemption in a Like Amount (as defined herein), (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior Subordinated Debentures at a redemption price equal to the principal amount of, plus accrued and unpaid interest on, the Junior Subordinated Debentures (the "Maturity Redemption Price"), (ii) in whole but not in part, at any time prior to February 1, 2007, contemporaneously with the optional prepayment of the Junior Subordinated Debentures by the Corporation, upon the occurrence and continuation of a Special Event (as defined herein) at a redemption price equal to the Special Event Prepayment Price (as defined herein) (the "Special Event Redemption Price"), and (iii) in whole or in part, on or after February 1, 2007, contemporaneously with the optional prepayment by the Corporation of the Junior Subordinated Debentures, at a redemption price equal to the Optional Prepayment Price (as defined herein) (the "Optional Redemption Price"). Any of the Maturity Redemption Price, the Special Event Redemption Price and the Optional Redemption Price may be referred to herein as the "Redemption Price." See "Description of Capital Securities--Redemption."

    Subject to the Corporation having received any required regulatory approval, the Junior Subordinated Debentures are prepayable prior to the Stated Maturity Date at the option of the Corporation (i) on or after February 1, 2007 (the "Initial Optional Prepayment Date"), in whole or in part, at a prepayment price (the "Optional Prepayment Price") equal to 10.46% of the principal amount thereof on February 1, 2007, declining ratably on each February 1 thereafter to 100% on or after February 1, 2017 or (ii) at any time prior to the Initial Optional Prepayment Date, in whole but not in part, upon the occurrence and continuation of a Special Event, at a prepayment price (the "Special Event Prepayment Price") equal to the greater of (a) 100% of the principal amount thereof or (b) the sum, as determined by a Quotation Agent (as defined herein), of the present values of the principal amount and premium payable with respect to an optional redemption of the Junior Subordinated Debentures on the Initial Optional Prepayment Date, together with scheduled payments of interest on the Junior Subordinated Debentures from the prepayment date to and including the Initial Optional Prepayment Date, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon to the date of prepayment. Either of the Optional Prepayment Price or the Special Event Prepayment Price may be referred to herein as the "Prepayment Price." See "Description of Junior Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment."

    The Corporation has the right at any time to terminate the Trust and cause a Like Amount of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust, subject to the Corporation having received (i) an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities and
(ii) any required regulatory approval. Unless the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, in the event of a liquidation of the Trust as described herein, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Trust Securities generally will be entitled to receive a Liquidation Amount of $1,000 per Trust Security plus accumulated and unpaid Distributions thereon to the date of payment. See "Description of Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures."

    AS USED HEREIN, (I) THE "INDENTURE" MEANS THE INDENTURE, DATED AS OF FEBRUARY 12, 1997, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME, BETWEEN THE CORPORATION AND THE CHASE MANHATTAN BANK, AS TRUSTEE (THE "DEBENTURE TRUSTEE"), RELATING TO THE JUNIOR SUBORDINATED DEBENTURES, (II) THE "TRUST AGREEMENT" MEANS THE DECLARATION OF TRUST AS AMENDED BY THE AMENDED AND RESTATED DECLARATION OF TRUST RELATING TO THE TRUST AMONG THE CORPORATION, AS SPONSOR, THE CHASE MANHATTAN BANK, AS PROPERTY TRUSTEE (THE "PROPERTY TRUSTEE"), CHASE MANHATTAN BANK DELAWARE, AS DELAWARE TRUSTEE (THE "DELAWARE TRUSTEE"), AND THE ADMINISTRATIVE TRUSTEES NAMED THEREIN (COLLECTIVELY, WITH THE PROPERTY TRUSTEE AND DELAWARE TRUSTEE, THE "ISSUER TRUSTEES"), (III) THE "GUARANTEE" MEANS THE GUARANTEE AGREEMENT RELATING TO THE CAPITAL SECURITIES BETWEEN THE CORPORATION AND

THE CHASE MANHATTAN BANK, AS GUARANTEE TRUSTEE (THE "GUARANTEE TRUSTEE") AND
(IV) THE "COMMON GUARANTEE" MEANS THE GUARANTEE AGREEMENT RELATING TO THE COMMON SECURITIES.

    IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE CORPORATION AND THE TRUST AND THE TERMS OF THIS OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THIS OFFERING IS BEING MADE ON THE BASIS OF THIS PROSPECTUS AND ANY DECISION TO PURCHASE THE CAPITAL SECURITIES IN THIS OFFERING MUST BE BASED ON THE INFORMATION CONTAINED HEREIN. NO REPRESENTATION IS MADE TO ANY OFFEREE OR PURCHASER OF THE CAPITAL SECURITIES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH OFFEREE OR PURCHASER UNDER ANY APPLICABLE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS.

                             AVAILABLE INFORMATION

    The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov.). The Corporation's common stock is traded on the National Association of Securities Dealers Inc.'s Automated Quotation ("NASDAQ") National Market System. In addition, such reports, proxy statements and other information concerning the Corporation can be inspected at the offices of the National Association of Securities Dealers Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

    No separate financial statements of the Trust have been included herein. The Corporation and the Trust do not consider that such financial statements would be material to holders of the Capital Securities because the Trust is a recently formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures, issuing the Trust Securities and engaging in incidental activities. See "Haven Capital Trust I," "Description of Capital Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Corporation does not expect that the Trust will file reports, proxy statements and other information under the Exchange Act with the Commission.

    This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Corporation and the Trust with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Corporation, the Trust and the Capital Securities. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Corporation with the Commission are incorporated into this Prospectus by reference:

       1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1996; and

       2. The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    Each document or report filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein or, in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Corporation will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:

                              Haven Bancorp, Inc.

                              93-22 Jamaica Avenue

                           Woodhaven, New York 11421

                           Telephone: (718) 847-7041

                    Attention: Joseph W. Rennhack, Secretary

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                              HAVEN BANCORP, INC.

    The Corporation was incorporated under Delaware law on March 25, 1993 as the holding company for Columbia Federal Savings Bank (the "Bank") in connection with the Bank's conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. The Corporation is a savings and loan holding company headquartered in Woodhaven, New York and its principal business currently consists of the operation of its wholly owned subsidiary, the Bank. The Bank is subject to regulation by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank System, and its deposit accounts are insured to the maximum allowable amount by the FDIC.

    The Bank's current primary market area is concentrated in the neighborhoods surrounding its eight full service offices and twenty-three supermarket branches (which are more fully described below) located in Queens, Brooklyn, Nassau and Suffolk Counties, New York. On September 25, 1996, the Bank entered into an agreement with Pathmark Stores, Inc. to open approximately 44 full-service bank branches in Pathmark supermarkets by early 1998. These new branches will extend the Bank's market area throughout New York City, Long Island, Westchester and Rockland counties. As of the date of this Prospectus, the Bank had opened eighteen supermarket branches in Pathmark supermarkets and plans to continue to open additional branches throughout the year. In addition, as of the date of this Prospectus, the Bank has three supermarket branches in Edwards Super Food Stores and two in Shoprite Supermarket, Inc. stores.

    The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to four-family, owner-occupied residential mortgage loans. Since 1994, the Bank has gradually increased its activity in commercial real estate lending. In addition, in times of low loan demand, the Bank will invest in debt and mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, home equity loans, home equity lines of credit and other marketable securities.

    The Corporation recognized net income of $3.3 million or $0.74 per share for the quarter ended March 31, 1997. At March 31, 1997, the Corporation had consolidated assets of $1.7 billion, deposits of $1.2 billion and stockholders' equity of $100.2 million. The principal executive offices of the Corporation are located at 93-22 Jamaica Avenue, Woodhaven, New York 11421 and its telephone number is (718) 850-2500.

                             HAVEN CAPITAL TRUST I

    The Trust is a statutory business trust formed under Delaware law pursuant to (i) the Trust Agreement executed by the Corporation, as Sponsor, The Chase Manhattan Bank, as Property Trustee, and Chase Manhattan Bank Delaware, as Delaware Trustee, and the three individual Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on January 29, 1997. The Trust's business and affairs are conducted by the Issuer Trustees: the Property Trustee, the Delaware Trustee, and the three individual Administrative Trustees who are officers of the Corporation. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Corporation and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Capital Securities). The Junior Subordinated Debentures will be the sole assets of the Trust and, accordingly, payments under the Junior Subordinated Debentures will be the sole revenue of the Trust. All of the Common Securities are owned by the Corporation.

                                  THE OFFERING

Securities Offered..............  25,000 10.46% Capital Securities (Liquidation Amount
                                  $1,000 per Capital Security).
Distribution Dates..............  February 1 and August 1 of each year, commencing August 1,
                                  1997.
Extension Periods...............  So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, distributions on
                                  Capital Securities will be deferred for the duration of
                                  any Extension Period elected by the Corporation with
                                  respect to the payment of interest on the Junior
                                  Subordinated Debentures. No Extension Period will exceed
                                  10 consecutive semi-annual periods, end on a date other
                                  than an Interest Payment Date or extend beyond the Stated
                                  Maturity Date. See "Description of Junior Subordinated
                                  Debentures--Option to Extend Interest Payment Date" and
                                  "Certain Federal Income Tax Consequences--Interest Income
                                  and Original Issue Discount."
Ranking.........................  The Capital Securities rank pari passu, and payments thereon are made pro rata, with the Common Securities
                                  except as described under "Description of Capital
                                  Securities--Subordination of Common Securities." The
                                  Junior Subordinated Debentures rank pari passu with all
                                  other junior subordinated debentures (if any) issued by
                                  the Corporation (the "Other Debentures"), which are issued and sold (if at all) to other trusts established by the
                                  Corporation (if any), in each case similar to the Trust
                                  ("Other Trusts"), and constitute unsecured obligations of
                                  the Corporation and rank subordinate and junior in right
                                  of payment to all Senior Indebtedness to the extent and in the manner set forth in the Indenture. See "Description of
                                  Junior Subordinated Debentures." The Guarantee ranks pari
                                  passu with all other guarantees (if any) issued by the
                                  Corporation with respect to capital securities (if any)
                                  issued by Other Trusts ("Other Guarantees") and
                                  constitutes an unsecured obligation of the Corporation and ranks subordinate and junior in right of payment to all
                                  Senior Indebtedness to the extent and in the manner set
                                  forth in the Guarantee Agreement. See "Description of
                                  Guarantee." In addition, because the Corporation is a
                                  holding Corporation, the Junior Subordinated Debentures
                                  and the Guarantee are effectively subordinated to all
                                  existing and future liabilities of the Bank (including the
                                  Bank's deposit liabilities) and all liabilities of any
                                  future subsidiaries of the Corporation. See "Description
                                  of Junior Subordinated Debentures--Subordination."
Redemption......................  The Trust Securities are subject to mandatory redemption in a Like Amount, (i) in whole but not in part, on the
                                  Stated Maturity Date upon repayment of the Junior
                                  Subordinated Debentures, (ii) in whole but not in part, at any time prior to February 1, 2007, contemporaneously with the optional prepayment of the Junior Subordinated
                                  Debentures by the Corporation upon the occurrence and
                                  continuation of a Special Event (as defined herein) and
                                  (iii) in whole or in part, on or after February 1, 2007,
                                  contemporaneously with the optional prepayment by the
                                  Corporation of the Junior Subordinated Debentures, in each case at the applicable

                                  Redemption Price. See "Description of Capital Securities--
                                  Redemption" and "Description of Junior Subordinated
                                  Debentures--Special Event Prepayment."
Use of Proceeds.................  Neither the Corporation nor the Trust will receive any cash proceeds from the sale of the Capital Securities
                                  offered hereby.
ERISA Considerations............  For a discussion of certain restrictions on purchases, see
                                  "ERISA Considerations" and "Notice to Investors."
Risk Factors....................  For a discussion of considerations relevant to an investment in the Capital Securities, see "Risk Factors."

                                  RISK FACTORS

    Prospective purchasers of the Capital Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR
  SUBORDINATED DEBENTURES

    The obligations of the Corporation under the Guarantee issued by it for the benefit of the holders of Capital Securities, as well as under the Junior Subordinated Debentures, are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness. At March 31, 1997, the Corporation had Senior Indebtedness of $2.0 million. Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors in the case of the Bank), except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. At March 31, 1997, the Bank (the only subsidiary of the Corporation at such date) had total liabilities (excluding liabilities owed to the Corporation) of approximately $1.6 billion. Accordingly, the Junior Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Bank (including the Bank's deposit liabilities) and all liabilities of any future subsidiaries of the Corporation. None of the Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Corporation or any subsidiary. See "Description of Guarantee--Status of the Guarantee" and "Description of Junior Subordinated Debentures--General" and "--Subordination."

    The Corporation is a non-operating holding company and almost all of the operating assets of the Corporation and its consolidated subsidiary, the Bank, are owned by the Bank. The Corporation is a legal entity separate and distinct from the Bank. Holders of Junior Subordinated Debentures should look only to the Corporation for payments on the Junior Subordinated Debentures. The principal sources of the Corporation's income are dividends, interest and fees from the Bank. The Corporation will rely primarily on dividends from the Bank to meet its obligations, including debt service on the Junior Subordinated Debentures.

    There are various statutory and regulatory limitations on the extent to which the Bank or any future banking subsidiaries of the Corporation can finance or otherwise transfer funds to the Corporation or any future nonbanking subsidiaries of the Corporation, whether in the form of loans, extensions of credit, investments or asset purchases.

    In addition, there are regulatory limitations on the payment of dividends directly or indirectly to the Corporation from the Bank or any future banking subsidiary. Under applicable banking statutes, at March 31, 1997 the Bank could have declared additional dividends of approximately $31.8 million. However, Federal and state regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable.

    The ability of the Trust to pay amounts due on the Capital Securities is solely dependent upon the Corporation making payments on the Junior Subordinated Debentures as and when required.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSIDERATIONS

    So long as no Debenture Event of Default shall have occurred and be continuing, the Corporation has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. As a consequence of any such deferral, semi-annual Distributions on the Trust Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Trust Securities are entitled will accumulate additional Distributions thereon at the rate of 10.46% per annum, compounded semi-annually, but not exceeding the interest rate then accruing on the Junior Subordinated Debentures) from the relevant payment date for such Distributions during any such Extension Period.

    Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 10 consecutive semi-annual periods, end on a date other than an Interest Payment Date or to extend beyond the Stated Maturity Date. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest thereon at the annual rate of 10.46%, compounded semi-annually, to the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period, subject to the above requirements. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Description of Capital Securities--Distributions" and "Description of Junior Subordinated Debentures-- Option to Extend Interest Payment Date."

    Should the Corporation exercise its right to defer payments of interest on the Junior Subordinated Debentures, each holder of Trust Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its Trust Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of Trust Securities. As a result, each holder of Capital Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Trust if the holder disposes of the Capital Securities prior to the record date for the payment of Distributions thereafter. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales of Capital Securities."

    Should the Corporation elect to exercise its right to defer payments of interest on the Junior Subordinated Debentures in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, merely as a result of the existence of the Corporation's right to defer payments of interest on the Junior Subordinated Debentures, the market price of the Capital Securities may be more volatile than the market prices of other securities on which OID accrues and that are not subject to such deferrals.

SPECIAL EVENT REDEMPTION

    Upon the occurrence and continuation of a Special Event (as defined under "Description of Junior Subordinated Debentures--Special Event Prepayment") prior to February 1, 2007, the Corporation will have the right to prepay the Junior Subordinated Debentures in whole (but not in part) at the Special Event Prepayment Price within 90 days following the occurrence of such Special Event and therefore cause a mandatory redemption of the Trust Securities at the Special Event Redemption Price. The exercise of such right is subject to the Corporation having received any required regulatory approval. See "Description of Capital Securities--Redemption."

PROPOSED TAX LEGISLATION

    On February 6, 1997, as part of President Clinton's Fiscal 1998 Budget Proposal (the "Budget Proposal"), the United States Treasury Department proposed legislation that would, among other things, deny an issuer a deduction for United States federal income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. If the Budget Proposal were enacted in its current form, it is not expected to apply to the Junior Subordinated Debentures since this provision would be effective for instruments issued on or after the date of first committee action and the Junior Subordinated Debentures were issued prior to such action. This provision of the Budget Proposal is not included in the Revenue Reconciliation Act of 1997, as passed by the House of Representatives on June 26, 1997, and by the Senate on June 27, 1997. There can be no assurances, however, that the proposed legislation, if enacted, or similar legislation enacted after the date hereof would not adversely affect the tax treatment of the Junior Subordinated Debentures, resulting in a Tax Event, which may permit the Corporation, upon the receipt of any required regulatory approval, to cause a redemption of the Trust Securities at the Special Event Redemption Price by electing to prepay the Junior Subordinated Debentures at the Special Event Prepayment Price. See "Description of Capital Securities-- Redemption" and "Description of Junior Subordinated Debentures--Special Event Prepayment." See also "Certain Federal Income Tax Consequences--Proposed Tax Legislation."

POSSIBLE ADVERSE EFFECT ON MARKET PRICES

    There can be no assurance as to the market prices for Capital Securities or Junior Subordinated Debentures distributed to the holders of Capital Securities if a termination of the Trust were to occur. Accordingly, the Capital Securities or the Junior Subordinated Debentures may trade at a discount from the price that the investor paid to purchase the Capital Securities offered hereby. Because holders of Capital Securities may receive Junior Subordinated Debentures in liquidation of the Trust and because Distributions are otherwise limited to payments on the Junior Subordinated Debentures, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of Junior Subordinated Debentures."

RIGHTS UNDER THE GUARANTEE

    The Chase Manhattan Bank acts as Guarantee Trustee and holds the Guarantee for the benefit of the holders of the Capital Securities. The Chase Manhattan Bank also acts as Property Trustee and as Debenture Trustee under the Indenture. Chase Manhattan Bank Delaware acts as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Capital Securities the following payments, to the extent not paid by or on behalf of the Trust: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds on hand legally available therefor at such time, (ii) the applicable Redemption Price with respect to the Capital Securities called for redemption, to the extent that the Trust has funds on hand legally available therefor at such time, and (iii) upon a voluntary or involuntary termination and liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Capital Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust has funds on hand legally available therefor at such time and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities at such time. The holders of a majority in Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee. Any holder of the Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Corporation defaults on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust will not have sufficient funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities will not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Corporation to pay the principal of (or premium, if any) or interest (including Additional Sums and Compounded Interest, if any) on the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Capital Securities may institute a legal proceeding directly against the Corporation for enforcement of payment to such holder of the principal of (or premium, if any) or interest (including Additional Sums and Compounded Interest, if any) on such Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Capital Securities of such holder (a "Direct Action"). Notwithstanding any payments made to a holder of Capital Securities by the Corporation in connection with a Direct Action, the Corporation shall remain obligated to pay the principal of (and premium, if any) and interest (including Additional Sums and Compounded Interest, if any) on the Junior Subordinated Debentures, and the Corporation shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Corporation to such holder in any Direct Action. Except as described herein, holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or to assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Capital Securities," "Description of Junior Subordinated Debentures--Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Capital Securities by acceptance thereof agrees to the provisions of the Indenture.

LIMITED VOTING RIGHTS

    Holders of Capital Securities generally have limited voting rights relating only to the modification of the Capital Securities, the termination or liquidation of the Trust, and the exercise of the Trust's rights as holder of Junior Subordinated Debentures. Holders of Capital Securities are not entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, and such voting rights are vested exclusively in the holder of the Common Securities except upon the occurrence of certain events described herein. The Property Trustee, the Administrative Trustees and the Corporation may amend the Trust Agreement without the consent of holders of Capital Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of Capital Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of Issuer Trustees."

ABSENCE OF PUBLIC MARKET

    There is no existing market for the Capital Securities and there can be no assurance as to the liquidity of any markets that may develop for the Capital Securities, the ability of the holders to sell their Capital Securities or at what price holders of the Capital Securities will be able to sell their Capital Securities, as the case may be. Future trading prices of the Capital Securities will depend on many factors including, among other things, prevailing interest rates, the Corporation's operating results, and the market for similar securities.

                              HAVEN BANCORP, INC.

    The Corporation was incorporated under Delaware law on March 25, 1993 as the holding company for the Bank in connection with the Bank's conversion from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. The Corporation is a savings and loan holding company headquartered in Woodhaven, New York and its principal business currently consists of the operation of its wholly owned subsidiary, the Bank.

    The Bank is subject to regulation by the OTS and the FDIC, is a member of the Federal Home Loan Bank System, and its deposit accounts are insured to the maximum allowable amount by the FDIC. The Bank's primary market area is concentrated in the neighborhoods surrounding its eight full service offices and twenty-three supermarket branches (which are more fully described below) located in Queens, Brooklyn, Nassau and Suffolk Counties, New York. On September 25, 1996, the Bank entered into an agreement with Pathmark Stores, Inc. ("Pathmark") to open approximately 44 full-service bank branches in Pathmark supermarkets by early 1998. These new branches will extend the Bank's market area throughout New York City, Long Island, Westchester and Rockland counties. As of the date of this Prospectus, the Bank had opened eighteen supermarket branches in Pathmark supermarkets and plans to continue to open additional branches throughout the year. In addition, as of the date of this Prospectus, the Bank has three supermarket branches in Edwards Super Food Stores and two in Shoprite Supermarket, Inc. stores.

    The Bank's principal business has been and continues to be attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings primarily in one-to four-family, owner-occupied residential mortgage loans. Since 1994, the Bank has gradually increased its activity in commercial real estate lending. In addition, in times of low loan demand, the Bank will invest in debt and mortgage-backed securities to supplement its lending portfolio. The Bank also invests, to a lesser extent, in multi-family residential mortgage loans, home equity loans, home equity lines of credit and other marketable securities.

    The Corporation recognized net income of $3.3 million or $0.74 per share for the quarter ended March 31, 1997. At March 31, 1997, the Corporation had consolidated assets of $1.7 billion, deposits of $1.2 billion and stockholders' equity of $100.2 million.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Corporation for the respective periods indicated:

                                           THREE MONTHS         YEARS ENDED DECEMBER 31,
                                          ENDED MARCH 31,   ---------------------------------
                                               1997         1996   1995   1994   1993   1992
                                          ---------------   -----  -----  -----  -----  -----
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits..........       1.97x        1.94x  2.20x  0.19x  1.08x  0.74x
Including interest on deposits..........       1.30x        1.26x  1.29x  0.83x  1.02x  0.93x

    For purposes of computing the ratio of earnings to fixed charges, earnings represent net income before cumulative effect of accounting changes plus applicable income taxes and fixed charges. Fixed charges include gross interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other) and one-third of rent expense which approximates the interest expense of such charges.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Corporation as of March 31, 1997. The offering and sale of the Capital Securities will have no effect on the capitalization of the Corporation. The following table is based on, and is qualified in its entirety by, the historical consolidated financial statements of Haven Bancorp, Inc., including the related notes thereto, which are included in documents incorporated by reference herein and the following data should be read in conjunction with the financial information included in such documents incorporated herein by reference or included herein. See "Incorporation of Certain Documents by Reference".

                                                                                                    MARCH 31, 1997
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
Corporation-obligated mandatorily redeemable capital securities of Haven Capital Trust I
  (representing Guaranteed Preferred Beneficial Interests in Corporation Subordinated
  Debentures)(1)..................................................................................    $   24,253
Other Long-Term Debt(2)...........................................................................         2,015
Stockholders' equity:
  Preferred stock, $.01 par value, 2,000,000 shares authorized, none issued.......................        --
  Common stock, $.01 par value, 10,500,000 shares authorized, 4,959,375 shares issued, 4,329,624
    shares outstanding............................................................................            50
  Additional paid-in capital......................................................................        49,063
  Retained earnings...............................................................................        67,743
  Unrealized loss on securities available for sale, net of tax effect.............................        (3,127)
  Treasury stock, at cost, 629,751 shares.........................................................       (10,999)
  Unallocated common stock held by the employee stock ownership plan..............................        (1,772)
  Unearned common stock held by Bank's recognition and retention plans and trusts.................          (237)
  Unearned compensation...........................................................................          (567)
                                                                                                    --------------
Total stockholders' equity........................................................................       100,154
                                                                                                    --------------
                                                                                                    --------------
Total capitalization..............................................................................    $  126,422
                                                                                                    --------------
                                                                                                    --------------

------------------------

(1) Reflects the Capital Securities. The Trust is a subsidiary of the Corporation and holds the Junior Subordinated Debentures as its sole asset.

(2) Represents the Bank's Employee Stock Ownership Plan debt (repayable through September 2003), which is guaranteed by the Corporation.

                              ACCOUNTING TREATMENT

    The financial statements of the Trust are consolidated into the Corporation's consolidated financial statements, with the Capital Securities shown in the Corporation's consolidated balance sheet as borrowed funds. The financial statement footnotes in the Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 1997 reflect that the sole asset of the Trust is approximately $25.0 million principal amount of the Junior Subordinated Debentures, bearing interest at 10.46% and maturing on February 1, 2027. All future reports filed by the Corporation under the Exchange Act will present information regarding the Trust and other similar trusts in the manner described above.

                             SUMMARY FINANCIAL DATA

    The summary below should be read in connection with the financial information included in the Corporation's 1996 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. See "Incorporation of Certain Documents by Reference." Interim unaudited data for three months ended March 31, 1997 and 1996 reflect, in the opinion of management of the Corporation, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1997 are not necessarily indicative of results which may be expected for any other interim period.

                                            THREE MONTHS
                                               ENDED
                                             MARCH 31,                       YEARS ENDED DECEMBER 31,
                                          ----------------  ----------------------------------------------------------
                                           1997     1996          1996             1995        1994         1993
                                          -------  -------  ----------------   -------------  -------  ---------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated summary of operations:
Interest income.........................  $28,797  $25,905        $  109,253         $96,434  $81,491        $  79,236
Interest expense........................   16,372   14,566            61,368          55,115   40,289           41,833
                                          -------  -------          --------   -------------  -------          -------
Net interest income.....................   12,425   11,339            47,885          41,319   41,202           37,403
                                          -------  -------          --------   -------------  -------          -------
Provision for loan losses...............      700      650             3,125           2,775   13,400            6,400
Other non-interest income...............    2,351    2,009             9,414           8,896    6,157            5,956
Net gain on sales of interest-earning
  assets................................      (24)     144               140             126      372              552
Other non-interest expense..............    8,961    7,375            31,378          30,387   28,888           27,410
REO operations, net.....................      108       70               277           1,405   12,253            9,401
SAIF recapitalization charge............       --       --             6,800              --       --               --
                                          -------  -------          --------   -------------  -------          -------
Income (loss) before income tax expense
  (benefit) and cumulative effect of
  change in accounting principle........    4,983    5,397            15,859          15,774   (6,810)             700
Income tax expense (benefit)............    1,678    2,539             6,434           7,230   (2,475)           1,392
                                          -------  -------          --------   -------------  -------          -------
Income (loss) before cumulative effect
  of change in accounting principle.....    3,305    2,858             9,425           8,544   (4,335)            (692)
Cumulative effect of change in
  accounting principle (1)..............       --       --                --              --       --               --
                                          -------  -------          --------   -------------  -------          -------
Net income (loss).......................  $ 3,305  $ 2,858        $    9,425(2)       $ 8,544 $(4,335)       $    (692)
                                          -------  -------          --------   -------------  -------          -------
                                          -------  -------          --------   -------------  -------          -------
Net income (loss) per common share:
Primary.................................  $  0.74  $  0.64        $     2.12(2)       $  1.89 $ (0.94)       $   (0.09)(3)
Fully diluted...........................     0.74     0.64              2.11(2)          1.87   (0.94)           (0.09)(3)
Book value at period end................    23.13    21.82             22.98           21.84    18.95            19.49
Cash dividends declared.................     0.15     0.10              0.55            0.20      N/A              N/A


                                             1992
                                          -----------

Consolidated summary of operations:
Interest income.........................      $93,481
Interest expense........................       56,914
                                          -----------
Net interest income.....................       36,567
                                          -----------
Provision for loan losses...............       19,843
Other non-interest income...............        6,857
Net gain on sales of interest-earning
  assets................................        3,449
Other non-interest expense..............       25,477
REO operations, net.....................        5,676
SAIF recapitalization charge............           --
                                          -----------
Income (loss) before income tax expense
  (benefit) and cumulative effect of
  change in accounting principle........       (4,123)
Income tax expense (benefit)............       (1,615)
                                          -----------
Income (loss) before cumulative effect
  of change in accounting principle.....       (2,508)
Cumulative effect of change in
  accounting principle (1)..............        5,487
                                          -----------
Net income (loss).......................      $ 2,979
                                          -----------
                                          -----------
Net income (loss) per common share:
Primary.................................          N/A
Fully diluted...........................          N/A
Book value at period end................          N/A
Cash dividends declared.................          N/A

------------------------

(1) This addition to net income relates to the adoption of SFAS No. 109 effective January 1, 1992.

(2) Net income, excluding the one-time SAIF assessment charge of $6.8 million would have been $13.5 million, or $3.03 per share on a primary basis and $3.01 per share on a fully diluted basis, for the year ended December 31, 1996.

(3) Represents loss per common share for the quarter ended December 31, 1993 since the stock conversion occurred on September 23, 1993.

                                          AT OR FOR
                                      THREE MONTHS ENDED                            AT OR FOR
                                          MARCH 31,                          YEARS ENDED DECEMBER 31,
                                    ----------------------  ----------------------------------------------------------
                                       1997        1996        1996        1995        1994        1993        1992
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                                        (DOLLARS IN THOUSANDS)
Consolidated balance sheet data at
  period end:
Securities available for sale.....  $  435,600  $  518,009  $  370,105  $  503,058  $   48,189  $   38,190  $   94,205
Securities held to maturity.......     284,724     302,136     295,247     318,510     625,817     431,885     277,854
Loans, net........................     918,477     577,504     836,882     560,385     512,035     659,808     624,090
REO, net..........................       1,038       1,696       1,038       2,033       7,844      17,887      22,473
Total assets......................   1,727,798   1,485,076   1,583,545   1,472,816   1,268,774   1,229,140   1,168,120
Deposits..........................   1,163,530   1,096,400   1,137,788   1,083,446   1,013,162     986,760     963,718
Borrowed funds....................     409,542     240,864     326,433     270,583     125,081     136,016     139,777
Stockholders' Equity..............     100,154      93,537      99,384      98,519      86,235      95,810      55,358

Consolidated average balance sheet
  data:
Securities........................     671,160     810,853     771,331     757,577     544,545     405,797     427,211
Loans, net........................     869,662     584,191     683,468     543,503     630,582     647,746     671,414
Total assets......................   1,612,278   1,457,575   1,518,094   1,362,542   1,237,819   1,161,281   1,191,185
Deposits..........................   1,144,193   1,084,126   1,115,638   1,051,636     986,312     980,858     963,248
Borrowed funds....................     355,395     260,880     285,951     200,788     147,112      98,731     147,983
Stockholders' equity..............      93,696      94,088      95,877      92,172      88,550      65,962      53,388

                                                         THREE MONTHS
                                                            ENDED
                                                          MARCH 31,         YEARS ENDED DECEMBER 31,
                                                         ------------  -----------------------------------
                                                         1997   1996   1996   1995    1994    1993   1992
                                                         -----  -----  -----  -----  ------  ------  -----
Selected Financial Ratios:
Return on average assets...............................   0.82%  0.78%  0.62%  0.63%  (0.35)%  (0.06)%  0.25%
Return on average assets excluding SAIF assessment
  charge(1)............................................   0.82   0.78   0.89   0.63   (0.35)  (0.06)  0.25
Return on average equity...............................  14.11  12.15   9.83   9.27   (4.90)  (1.05)  5.58
Return on average equity excluding SAIF assessment
  charge (1)...........................................  14.11  12.15  14.04   9.27   (4.90)  (1.05)  5.58
Net interest spread....................................   3.07   3.08   3.12   2.99    3.34    3.28   3.11
Net interest margin....................................   3.21   3.25   3.29   3.17    3.48    3.38   3.22
Core capital ratio for the Bank........................   6.81   6.13   6.14   6.01    6.27    6.42   4.81
Tangible capital ratio for the Bank....................   6.81   6.13   6.14   6.01    6.27    6.42   4.81
Risk-based capital ratio for the Bank..................  13.65  14.41  13.22  14.62   14.47   14.40  10.86
Allowance for loan losses to total loans...............   1.23   1.51   1.26   1.51    2.07    3.17   3.26
Allowance for loan losses/non-performing loans.........  92.04  56.32  77.05  50.80   38.33   33.83  28.90
Non-performing assets to total assets..................   0.78   1.17   0.94   1.28    2.85    6.65   8.15
Stockholders' equity/total assets......................   5.80   6.30   6.28   6.69    6.80    7.79   4.74
Operating expenses/average assets(2)...................   2.20   1.98   2.04   2.18    2.26    2.26   2.01

------------------------

(1) Excludes the SAIF assessment charge of $6.8 million recorded in the third quarter of 1996.

(2) For purposes of calculating these ratios, operating expenses equal non-interest expense less real estate operations, net where applicable, of $0.1 million, $0.1 million, $0.3 million, $1.4 million, $12.3 million, $9.4 million and $5.7 million for the three months ended March 31, 1997 and 1996, respectively, and for the five years ended December 31, 1996, respectively. For the three months ended March 31, 1997 and 1996, respectively, and for the five years ended December 31, 1996, non-performing loan expense of $0.1 million, $0.2 million, $0.4 million, $0.6 million, $0.9 million, $1.2 million and $1.6 million, respectively, was also excluded from non-interest expense. For the year ended December 31, 1996, the SAIF assessment charge of $6.8 million was also excluded.

                             HAVEN CAPITAL TRUST I

    The Trust is a statutory business trust formed under Delaware law pursuant to (i) the Trust Agreement executed by the Corporation, as Sponsor, The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee, and the Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on January 29, 1997. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). The Junior Subordinated Debentures are the sole assets of the Trust, and, accordingly, payments under the Junior Subordinated Debentures are the sole revenues of the Trust. All of the Common Securities are owned by the Corporation. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of an event of default under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Corporation as holder of the Common Securities to payments in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See "Description of Capital Securities--Subordination of Common Securities." The Corporation holds Common Securities in a Liquidation Amount equal to at least 3% of the total capital of the Trust. The Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The Trust's business and affairs are conducted by its trustees, each appointed by the Corporation as holder of the Common Securities. The trustees for the Trust are The Chase Manhattan Bank, as the Property Trustee (the "Property Trustee"), Chase Manhattan Bank Delaware, as the Delaware Trustee (the "Delaware Trustee"), and three individual trustees (the "Administrative Trustees") who are officers of the Corporation (collectively, the "Issuer Trustees"). The Chase Manhattan Bank, as Property Trustee, acts as sole indenture trustee under the Trust Agreement. The Chase Manhattan Bank also acts as indenture trustee under the Guarantee and the Indenture. See "Description of Guarantee" and "Description of Junior Subordinated Debentures." The holder of the Common Securities of the Trust or, if an Event of Default under the Trust Agreement has occurred and is continuing, the holders of a majority in Liquidation Amount of the Capital Securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the Trust Agreement. The Corporation, as issuer of the Junior Subordinated Debentures, will pay all fees, expenses, debts and obligations (other than the payment of principal, interest and premium, if any, on the Trust Securities) related to the Trust and the offering of the Capital Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trust is c/o Haven Bancorp, Inc. 93-22 Jamaica Avenue, Woodhaven, New York 11421.

                       DESCRIPTION OF CAPITAL SECURITIES

    The Capital Securities represent beneficial interests in the Trust and the holders thereof are entitled to a preference over the Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption of the Trust Securities or liquidation of the Trust. See "--Subordination of Common Securities." The Trust Agreement has been qualified under, and is subject to and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This summary of all material provisions of the Capital Securities, the Common Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms.

GENERAL

    The Capital Securities will be limited to $25,000,000 aggregate Liquidation Amount at any one time outstanding. The Capital Securities rank pari passu, and payments are made thereon pro rata, with the Common Securities except as described under "--Subordination of Common Securities." Legal title to the Junior Subordinated Debentures is held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee does not guarantee payment of Distributions or amounts payable on redemption of the Capital Securities or liquidation of the Trust when the Trust does not have funds on hand legally available for such payments. See "Description of Guarantee."

DISTRIBUTIONS

    Distributions on the Capital Securities are cumulative, accumulate from February 12, 1997 and are payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 1997, at the annual rate of 10.46% of the Liquidation Amount to the holders of the Capital Securities on the relevant record dates. The record dates are the 15th day of the month preceding the month in which the relevant Distribution Date (as defined below) falls. The amount of Distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Capital Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), except that if such next succeeding Business Day falls in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

    So long as no Debenture Event of Default shall have occurred and be continuing, the Corporation has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon any such election, semi-annual Distributions on the Capital Securities will be deferred by the Trust during any such Extension Period. Distributions to which holders of the Capital Securities are entitled during any such Extension Period will accumulate additional Distributions thereon at the rate per annum of 10.46% thereof, compounded semi-annually from the relevant Distribution Date, but not exceeding the interest rate then accruing on the Junior Subordinated Debentures. The term "Distributions," as used herein, shall include any such additional Distributions.

    Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 10 consecutive semi-annual periods, end on a date other than an Interest Payment Date or to extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Corporation may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any such Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Capital Securities would have been payable except for the election to begin such Extension Period or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of such Capital Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures--Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount."

    During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation,
(b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of the Corporation's capital stock or the exchange or conversion of one class or series of the Corporation's capital stock for another class or series of the Corporation's capital stock, (d) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (e) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees or any of the Corporation's dividend reinvestment plans), (ii) make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any debt securities of the Corporation (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments (other than payments under the Guarantee) with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures The Corporation has no current intention to exercise its option to defer payments of interest on the Junior Subordinated Debentures.

    The revenue of the Trust available for distribution to holders of the Capital Securities is limited to payments under the Junior Subordinated Debentures in which the Trust invested the proceeds from the original issuance and sale of the Trust Securities. See "Description of Junior Subordinated Debentures-- General." If the Corporation does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Capital Securities. The payment of Distributions (if and to the extent the Trust has funds on hand legally available for the payment of such Distributions) is guaranteed by the Corporation on a limited basis as set forth herein under "Description of Guarantee."

REDEMPTION

    Upon the repayment on the Stated Maturity Date or prepayment prior to the Stated Maturity Date of the Junior Subordinated Debentures, the proceeds from such repayment or prepayment shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the applicable Redemption Price, which shall be equal to (i) in the case of the repayment of the Junior Subordinated Debentures on the Stated Maturity Date, the Maturity Redemption Price (equal to the principal of, and accrued and unpaid interest on, the Junior Subordinated Debentures), (ii) in the case of the optional prepayment of the Junior Subordinated Debentures prior to February 1, 2007 upon the occurrence and continuation of a Special Event, the Special Event Redemption Price (equal to the Special Event Prepayment Price in respect of the Junior Subordinated Debentures) and (iii) in the case of the optional prepayment of the Junior Subordinated Debentures on or after February 1, 2007, the Optional Redemption Price (equal to the Optional Prepayment Price in respect of the Junior Subordinated Debentures). See "Description of Junior Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment."

    "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be paid in accordance with their terms and (ii) with respect to a distribution of Junior Subordinated Debentures upon the liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

    The Corporation will have the option to prepay the Junior Subordinated Debentures, (i) in whole or in part, on or after February 1, 2007, at the applicable Optional Prepayment Price and (ii) in whole but not in part, at any time prior to February 1, 2007, upon the occurrence of a Special Event, at the Special Event Prepayment Price, in each case subject to the receipt of any required regulatory approval. See "Description of Junior Subordinated Debentures--Optional Prepayment" and "--Special Event Prepayment."

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

    The Corporation has the right at any time to terminate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. Such right is subject to the Corporation having received (i) an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities and (ii) any required regulatory approval.

    The Trust shall automatically terminate upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Corporation;
(ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the Corporation, as Sponsor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and, except as described above, wholly within the discretion of the Corporation, as Sponsor); (iii) redemption of all of the Trust Securities as described under "--Redemption"; (iv) expiration of the term of the Trust; and (v) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

    If a termination occurs as described in clause (i), (ii), (iv), or (v) above, the Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of the Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution or if a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a priority over the Common Securities. See "--Subordination of Common Securities."

    If the Corporation elects not to prepay the Junior Subordinated Debentures prior to maturity in accordance with their terms and either elects not to or is unable to liquidate the Trust and distribute the Junior Subordinated Debentures to holders of the Trust Securities, the Trust Securities will remain outstanding until the repayment of the Junior Subordinated Debentures on the Stated Maturity Date.

    After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Trust Securities, (i) the Trust Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee will receive, in respect of each registered global certificate, if any, representing Trust Securities and held by it, a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Trust Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are presented to the Administrative Trustees or their agent for cancellation, whereupon the Corporation will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

    There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

REDEMPTION PROCEDURES

    If applicable, Trust Securities shall be redeemed at the applicable Redemption Price with the proceeds from the contemporaneous repayment or prepayment of the Junior Subordinated Debentures. Any redemption of Trust Securities shall be made and the applicable Redemption Price shall be payable on the Redemption Date only to the extent that the Trust has funds legally available for the payment of such applicable Redemption Price. See also "--Subordination of Common Securities."

    If the Trust gives a notice of redemption in respect of the Capital Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are legally available, with respect to the Capital Securities held by DTC or its nominees, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price. See "--Form, Denomination, Book-Entry Procedures and Transfer." With respect to the Capital Securities held in certificated form, the Property Trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for the Capital Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the applicable Redemption Price to the holders thereof upon surrender of their certificates evidencing the Capital Securities. See "--Payment and Paying Agency." Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date shall be payable to the holders of such Capital Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of the Capital Securities will cease, except the right of the holders of the Capital Securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and the Capital Securities will cease to be outstanding. In the event that any Redemption Date of Capital Securities is not a Business Day, then the applicable Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such next succeeding Business Day falls in the next calendar year, such payment shall be made on the immediately preceding Business Day. In the event that payment of the applicable Redemption Price is improperly withheld or refused and not paid either by the Trust or by the Corporation pursuant to the Guarantee as described under "Description of Guarantee," Distributions on Capital Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Trust to the date such applicable Redemption Price is actually paid, in which case the actual payment date will be the Redemption Date for purposes of calculating the applicable Redemption Price.

    Subject to applicable law (including, without limitation, United States federal securities law), the Corporation or its subsidiaries may at any time and from time to time purchase outstanding Capital Securities by tender, in the open market or by private agreement.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the Redemption Date to each holder of Trust Securities at its registered address. Unless the Corporation defaults in payment of the applicable Redemption Price on, or in the repayment of, the Junior Subordinated Debentures, on and after the Redemption Date Distributions will cease to accrue on the Trust Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the Redemption Price of, the Trust Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Trust Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Capital Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the applicable Redemption Price the full amount of such Redemption Price, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Capital Securities then due and payable.

    In the case of any Event of Default, the Corporation as holder of the Common Securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Capital Securities and not on behalf of the Corporation as holder of the Common Securities, and only the holders of the Capital Securities will have the right to direct the Property Trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

    The occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures--Debenture Events of Default") constitutes an "Event of Default" under the Trust Agreement.

    Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Capital Securities, the Administrative Trustees and the Corporation, as Sponsor, unless such Event of Default shall have been cured or waived. The Corporation, as Sponsor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Debenture Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities as described under "--Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and "--Subordination of Common Securities."

REMOVAL OF ISSUER TRUSTEES

    Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Capital Securities. In no event will the holders of the Capital Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Corporation as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

    Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

    The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of the Corporation, as Sponsor, with the consent of the Administrative Trustees but without the consent of the holders of the Capital Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Corporation expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Junior Subordinated Debentures, (iii) the Successor Securities are listed or quoted, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Capital Securities are then listed, if any, (iv) if the Capital Securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Capital Securities (including any Successor Securities) or, if the Junior Subordinated Debentures are so rated, the Junior Subordinated Debentures, to be downgraded by any such nationally recognized statistical rating organization,
(v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Corporation has received an opinion from independent counsel to the Trust experienced in such matters to the effect that
(a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and
(viii) the Corporation or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee or the Common Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Capital Securities have no voting rights.

    The Trust Agreement may be amended from time to time by the Corporation, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of the holders of the Trust Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Corporation (i) with the consent of holders representing a majority (based upon Liquidation Amount) of the outstanding Trust Securities, and (ii) upon receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

    So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on such Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive certain past defaults under the Indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in Liquidation Amount of all outstanding Capital Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the Capital Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Capital Securities except by subsequent vote of such holders. The Property Trustee shall notify each holder of Capital Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders of the Capital Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

    Any required approval of holders of Capital Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Capital Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel the Capital Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of the Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned by the Corporation, the Issuer Trustees or any affiliate of the Corporation or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

    The Capital Securities initially will be represented by one or more Capital Securities in registered, global form (collectively, the "Global Capital Securities"). The Global Capital Securities have been deposited with the Property Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Capital Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Capital Securities may not be exchanged for Capital Securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities."

    Other Capital Securities will be issued only in registered, certificated (i.e., non-global) form. Other Capital Securities may not be exchanged for beneficial interests in any Global Capital Securities except in the limited circumstances described below. See "--Exchange of Certificated Capital Securities for Book-Entry Capital Securities."

    Transfers of beneficial interests in the Global Capital Securities are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITARY PROCEDURES

    DTC has advised the Trust and the Corporation that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Trust and the Corporation that, pursuant to procedures established by it, (i) upon deposit of the Global Capital Securities, DTC credited the accounts of Participants designated by the initial purchaser with portions of the Liquidation Amount of the Global Capital Securities and (ii) ownership of such interests in the Global Capital Securities is shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Capital Securities).

    Investors in the Global Capital Securities may hold their interests therein directly through DTC if they are Participants, or indirectly through organizations that are Participants. All interests in a Global Capital Security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Capital Security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Capital Security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Capital Securities, see "--Exchange of Book-Entry Capital Securities for Certificated Capital Securities" and "--Exchange of Certificated Capital Securities for Book-Entry Capital Securities."

    EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL CAPITAL SECURITIES WILL NOT HAVE CAPITAL SECURITIES REGISTERED IN THEIR NAME, WILL NOT RECEIVE PHYSICAL DELIVERY OF CAPITAL SECURITIES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE TRUST AGREEMENT FOR ANY PURPOSE.

    Payments in respect of the Global Capital Security registered in the name of DTC or its nominee will be payable by the Property Trustee to DTC in its capacity as the registered holder under the Trust Agreement. Under the terms of the Trust Agreement, the Property Trustee will treat the persons in whose names the Capital Securities, including the Global Capital Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Property Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Capital Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Capital Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Trust and the Corporation that its current practice, upon receipt of any payment in respect of securities such as the Capital Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in Liquidation Amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Capital Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Property Trustee, the Trust or the Corporation. Neither the Trust or the Corporation nor the Property Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Capital Securities, and the Trust or the Corporation and the Property Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Secondary market trading activity in interests in the Global Capital Securities will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

    DTC has advised the Trust and the Corporation that it will take any action permitted to be taken by a holder of Capital Securities only at the direction of one or more Participants to whose account with DTC interests in the Global Capital Securities are credited and only in respect of such portion of the Liquidation Amount of the Capital Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Trust Agreement, DTC reserves the right to exchange the Global Capital Securities for legended Capital Securities in certificated form and to distribute such Capital Securities to its Participants.

    The information in this section concerning DTC and its book-entry system has been obtained from sources that the Trust and the Corporation believe to be reliable, but neither the Trust nor the Corporation takes responsibility for the accuracy thereof.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Capital Securities among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trust or the Corporation nor the Property Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of its obligations under the rules and procedures governing its operations.

EXCHANGE OF BOOK-ENTRY CAPITAL SECURITIES FOR CERTIFICATED CAPITAL SECURITIES

    A Global Capital Security is exchangeable for Capital Securities in registered certificated form if (i) DTC (x) notifies the Trust that it is unwilling or unable to continue as Depositary for the Global Capital Security and the Trust thereupon fails to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act,
(ii) the Corporation in its sole discretion elects to cause the issuance of the Capital Securities in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the Trust Agreement. In addition, beneficial interests in a Global Capital Security may be exchanged for certificated Capital Securities upon request but only upon at least 20 days prior written notice given to the Property Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated Capital Securities delivered in exchange for any Global Capital Security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the legend referred to in "Notice to Investors," unless the Property Trustee determines otherwise in compliance with applicable law.

EXCHANGE OF CERTIFICATED CAPITAL SECURITIES FOR BOOK-ENTRY CAPITAL SECURITIES

    Other Capital Securities, which will be issued in certificated form, may not be exchanged for beneficial interests in any Global Capital Security unless such exchange occurs in connection with a transfer of such Other Capital Securities and the transferor first delivers to the Property Trustee a written certificate (in the form provided in the Trust Agreement) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Capital Securities.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Capital Securities held in global form shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or in respect of the Capital Securities that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Corporation. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Corporation. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Corporation) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

    The Property Trustee will act as registrar and transfer agent for the Capital Securities.

    Registration of transfers of the Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the Capital Securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of the Capital Securities or the Common Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Corporation and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Corporation for United States federal income tax purposes. In this connection, the Corporation and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Corporation and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Securities.

    Holders of the Trust Securities have no preemptive or similar rights.

    The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

    The Junior Subordinated Debentures were issued under an Indenture, as supplemented from time to time (as so supplemented, the "Indenture"), between the Corporation and The Chase Manhattan Bank, as trustee (the "Debenture Trustee"). The Indenture has been qualified under, and is subject to and governed by, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This summary of all material terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act.

GENERAL

    Concurrently with the issuance of the Trust Securities, the Trust invested the proceeds thereof in Junior Subordinated Debentures issued by the Corporation. The Junior Subordinated Debentures bear interest from February 12, 1997 at the annual rate of 10.46% of the principal amount thereof, payable semi-annually in arrears on February 1 and August 1 of each year (each, an "Interest Payment Date"), commencing August 1, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the 15th day of the month preceding the month in which the relevant payment date falls. It is anticipated that, until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such next succeeding Business Day falls in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 10.46% thereof, compounded semi-annually. The term "interest," as used herein, shall include semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

    The Junior Subordinated Debentures have been issued in denominations of $1,000 and integral multiples thereof. The Junior Subordinated Debentures will mature on February 1, 2027 (the "Stated Maturity Date").

    The Junior Subordinated Debentures rank pari passu with all Other Debentures and are unsecured and subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the Indenture. See "--Subordination."

    The Corporation is a non-operating holding company and almost all of the operating assets of the Corporation and its consolidated subsidiary, the Bank, are owned by the Bank. The Corporation is a legal entity separate and distinct from the Bank. Holders of Junior Subordinated Debentures should look only to the Corporation for payments on the Junior Subordinated Debentures. The principal sources of the Corporation's income are dividends, interest and fees from the Bank. The Corporation will rely primarily on dividends from the Bank to meet its obligations, including debt service on the Junior Subordinated Debentures. The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Corporation and any future nonbanking subsidiaries of the Corporation, and on investments in stock or other securities thereof. Such restrictions prevent the Corporation and such other nonbanking subsidiaries (if any) from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Corporation and as to each of such nonbanking subsidiaries (if any) to 10% of the Bank's capital and surplus and as to the Corporation and all of such nonbanking subsidiaries (if any) to an aggregate of 20% of the Bank's capital and surplus. In addition, there are regulatory limitations on the payment of dividends directly or indirectly to the Corporation from the Bank or any future banking subsidiary. Under applicable banking statutes, at March 31, 1997, the Bank could have declared additional dividends of approximately $31.8 million. However, Federal and state regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable.

    Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Capital Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of the subsidiary (including depositors, in the case of the Bank), except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. At March 31, 1997, the Bank (the only subsidiary of the Corporation at such date) had total liabilities (excluding liabilities owed to the Corporation) of approximately $1.6 billion. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Bank (including the Bank's deposit liabilities) and all liabilities of any future subsidiaries of the Corporation. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation or any subsidiary, including Senior Indebtedness. See "--Subordination."

FORM, REGISTRATION AND TRANSFER

    If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities, the Junior Subordinated Debentures may be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of DTC. The depositary arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those in effect for the Capital Securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Capital Securities--Form, Denomination, Book-Entry Procedures and Transfer."

PAYMENT AND PAYING AGENTS

    Payment of principal of (and premium, if any) and interest on Junior Subordinated Debentures will be made at the office of the Debenture Trustee in The City of New York or at the office of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made, except in the case of Junior Subordinated Debentures in global form, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register for Junior Subordinated Debentures or (ii) by transfer to an account maintained by the Person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Junior Subordinated Debenture will be made to the Person in whose name such Junior Subordinated Debenture is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Corporation will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

    Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Corporation in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Corporation, be repaid to the

Corporation and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Corporation for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

    So long as no Debenture Event of Default has occurred and is continuing, the Corporation has the right under the Indenture at any time and from time to time during the term of the Junior Subordinated Debentures to defer the payment of interest for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period shall end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. At the end of such Extension Period, the Corporation must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 10.46%, compounded semi-annually, to the extent permitted by applicable law ("Compounded Interest")). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (and holders of the Trust Securities while Trust Securities are outstanding) will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock or
(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation (including any Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including any Other Guarantees) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation,
(b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the Guarantee, (d) as a result of a reclassification of the Corporation's capital stock or the exchange or conversion of one class or series of the Corporation's capital stock for another class or series of the Corporation's capital stock, (e) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees or any of the Corporation's dividend reinvestment plans).

    Prior to the termination of any such Extension Period, the Corporation may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed 10 consecutive semi-annual periods, end on a date other than an Interest Payment Date or extend beyond the Stated Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Corporation may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of Capital Securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. The Debenture Trustee shall give notice of the Corporation's election to begin or extend a new Extension Period to the holders of the Capital Securities. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period.

OPTIONAL PREPAYMENT

    The Junior Subordinated Debentures will be prepayable, in whole or in part, at the option of the Corporation on or after February 1, 2007 (the "Initial Optional Prepayment Date"), subject to the Corporation having received any required regulatory approval, at a prepayment price (the "Optional Prepayment Price") equal to the percentage of the outstanding principal amount of the Junior Subordinated Debentures specified below, plus, in each case, accrued and unpaid interest thereon to the date of prepayment if redeemed during the 12-month period beginning February 1 of the years indicated below:

YEAR                                                                                    PERCENTAGE
--------------------------------------------------------------------------------------  -----------
2007..................................................................................     105.230%
2008..................................................................................     104.707%
2009..................................................................................     104.184%
2010..................................................................................     103.661%
2011..................................................................................     103.138%
2012..................................................................................     102.615%
2013..................................................................................     102.092%
2014..................................................................................     101.569%
2015..................................................................................     101.046%
2016..................................................................................     100.523%
2017 and thereafter...................................................................     100.000%

SPECIAL EVENT PREPAYMENT

    If prior to February 1, 2007, a Special Event shall occur and be continuing, the Corporation may, at its option and subject to receipt of any required regulatory approval, prepay the Junior Subordinated Debentures in whole (but not in part) at any time within 90 days of the occurrence of such Special Event, at a prepayment price (the "Special Event Prepayment Price") equal to the greater of (i) 100% of the principal amount of such Junior Subordinated Debentures or
(ii) the sum, as determined by a Quotation Agent, of the present values of the principal amount and premium payable with respect to an optional redemption of the Junior Subordinated Debentures on the Initial Optional Prepayment Date, together with scheduled payments of interest on the Junior Subordinated Debentures from the prepayment date to and including the Initial Optional Prepayment Date, discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in the case of each of clauses (i) and (ii), accrued and unpaid interest thereon to the date of prepayment.

    A "Special Event" means a Tax Event or a Regulatory Capital Event (as defined below), as the case may be.

    A "Tax Event" means the receipt by the Corporation and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
(ii) interest payable by the Corporation on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    A "Regulatory Capital Event" means that the Corporation shall have become, or pursuant to law or regulation will become within 180 days, subject to capital requirements under which, in the written opinion of independent bank regulatory counsel experienced in such matters, the Capital Securities would not constitute Tier 1 Capital applied as if the Corporation (or its successor) were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System as of the date of this Prospectus) or its then equivalent ("Tier I Capital").

    "Adjusted Treasury Rate" means, with respect to any prepayment date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date plus (i) 3.750% if such prepayment date occurs prior to February 1, 1998 and (ii) 3.500% in all other cases.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Junior Subordinated Debentures to be prepaid that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Junior Subordinated Debentures.

    "Quotation Agent" means the Reference Treasury Dealer appointed by the Corporation. "Reference Treasury Dealer" means a nationally recognized U.S. Government securities dealer in New York City selected by the Corporation.

    "Comparable Treasury Price" means, with respect to any prepayment date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such prepayment date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Debenture Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Debenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Debenture Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.

    "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Capital Securities and Common Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

    Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Subordinated Debentures to be prepaid at its registered address. Unless the Corporation defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such Junior Subordinated Debentures called for prepayment.

    If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Corporation will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums.

RESTRICTIONS ON CERTAIN PAYMENTS

    The Corporation also covenants that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Corporation,
(b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of the Corporation's capital stock or the exchange or conversion of one class or series of the Corporation's capital stock for another class or series of the Corporation's capital stock, (d) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (e) purchases of common stock related to the issuance of common stock or rights under any of the Corporation's benefit plans for its directors, officers or employees or any of the Corporation's dividend reinvestment plans) or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Corporation (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments (other than payments under the Guarantee) with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation (including under Other Guarantees) if such guarantee ranks pari passu or junior in right of payment to the Junior Subordinated Debentures if at such time (1) there shall have occurred any event of which the Corporation has actual knowledge that (a) is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default and (b) in respect of which the Corporation shall not have taken reasonable steps to cure, (2) if such Junior Subordinated Debentures are held by the Trust, the Corporation shall be in default with respect to its payment of any obligations under the Guarantee or
(3) the Corporation shall have given notice of its election of an Extension Period as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced and be continuing.

MODIFICATION OF INDENTURE

    From time to time the Corporation and the Debenture Trustee may, without the consent of the holders of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Corporation and the Debenture Trustee, with the consent of the holders of a majority in principal amount of Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holders of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity, or reduce the principal amount of the Junior Subordinated Debentures or reduce the rate or extend the time of payment of interest thereon except pursuant to the Corporation's right under the Indenture to defer the payment of interest as provided therein (see "--Option to Extend Interest Payment Date") or reduce the amount payable on redemption thereof or make the principal of, or interest or premium on, the Junior Subordinated Debentures payable in any coin or currency other than that provided in the Junior Subordinated Debentures, or impair or affect the right of any holder of Junior Subordinated Debentures to institute suit for the payment thereof, or (ii) reduce the percentage of principal amount of Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

    The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(i)failure for 30 days to pay any interest on the Junior Subordinated Debentures or any Other Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or (ii)failure to pay any principal or premium, if any, on the Junior Subordinated Debentures or any Other Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or (iii)failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Corporation from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of Junior Subordinated Debentures; or (iv)certain events in bankruptcy, insolvency or reorganization of the Corporation.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

    The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

    If a Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of the Corporation to pay interest (or premium, if any) on principal of the Junior Subordinated Debentures on the due date, a holder of Capital Securities may institute a Direct Action. The Corporation may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Capital Securities. Notwithstanding any payments made to a holder of Capital Securities by the Corporation in connection with a Direct Action, the Corporation shall remain obligated to pay the principal of (or premium, if any) or interest on the Junior Subordinated Debentures, and the Corporation shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Corporation to such holder in any Direct Action.

    The holders of the Capital Securities may not exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that the Corporation shall not consolidate with or merge into any other Person or convey, transfer or lease its properties as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Corporation or convey, transfer or lease its properties as an entirety or substantially as an entirety to the Corporation, unless: (i) in case the Corporation consolidates with or merges into another Person or conveys or transfers its properties substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Corporation's obligations on the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Corporation that may adversely affect holders of the Junior Subordinated Debentures.

    For so long as the Trust Securities remain outstanding, the Corporation covenants (i) to directly or indirectly maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Corporation under the Indenture may succeed to the Corporation's ownership of such Common Securities, (ii) not to cause, as Sponsor of the Trust, or to permit, as holder of the Common Securities, the dissolution, winding-up or termination of the Trust, except in connection with a distribution of the Junior Subordinated Debentures as provided in the Trust Agreement and in connection with certain mergers, consolidations or amalgamations and (iii) to use its reasonable efforts to cause the Trust (a) to remain a business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

SATISFACTION AND DISCHARGE

    The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and the Corporation deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity Date, as the case may be, then the Indenture will cease to be of further effect (except as to the Corporation's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Corporation will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

    In the Indenture, the Corporation has covenanted and agreed that any Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Corporation, all Senior Indebtedness must be paid in full before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

    In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

    No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Senior Indebtedness" shall mean all Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

    "Indebtedness for Money Borrowed" shall mean any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; provided, however, that Indebtedness for Money Borrowed shall not include trade accounts payable or accrued liabilities in the ordinary course of business.

    "Indebtedness Ranking on a Parity with the Junior Subordinated Debentures" shall mean (i) Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, to the extent such indebtedness specifically by its terms ranks equally with and not prior to the Junior Subordinated Debentures in the right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Corporation and (ii) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Corporation that is a financing vehicle of the Corporation (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Corporation pursuant to an instrument that ranks pari passu with or junior in right of payment to the Guarantee.

    "Indebtedness Ranking Junior to the Junior Subordinated Debentures" shall mean any Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, assumed or incurred, to the extent such indebtedness specifically by its terms ranks junior to and not equally with or prior to the Junior Subordinated Debentures (and any other Indebtedness Ranking on a Parity with the Junior Subordinated Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Corporation. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures, as the case may be, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures, as the case may be.

    The Corporation is a non-operating holding company and almost all of the operating assets of the Corporation and its consolidated subsidiary, the Bank, are owned by the Bank. The Corporation is a legal entity separate and distinct from the Bank. Holders of Junior Subordinated Debentures should look only to the Corporation for payments on the Junior Subordinated Debentures. The principal sources of the Corporation's income are dividends, interest and fees from the Bank. The Corporation will rely primarily on dividends from the Bank to meet its obligations, including debt service on the Junior Subordinated Debentures. The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Corporation and any future nonbanking subsidiaries of the Corporation and on investments in stock or other securities thereof. Such restrictions prevent the Corporation and such nonbanking subsidiaries (if any) from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by any of the Bank are generally limited in amount as to the Corporation and as to each of such nonbanking subsidiaries (if any) to 10% of the Bank's capital and surplus and as to the Corporation and all of such nonbanking subsidiaries (if any) to an aggregate of 20% of the Bank's capital and surplus. In addition, there are regulatory limitations on the payment of dividends directly or indirectly to the Corporation from the Bank or any future banking subsidiary. Under applicable banking statutes, at March 31, 1997, the Bank could have declared additional dividends of approximately $31.8 million. However, Federal and state regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Bank (including the Bank's deposit liabilities) and all liabilities of any future subsidiaries of the Corporation.

    The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Corporation.

GOVERNING LAW

    The Indenture and the Junior Subordinated Debentures are governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                            DESCRIPTION OF GUARANTEE

    The Guarantee was executed and delivered by the Corporation concurrently with the issuance by the Trust of the Capital Securities for the benefit of the holders from time to time of the Capital Securities. The Chase Manhattan Bank acts as indenture trustee ("Guarantee Trustee") under the Guarantee. The Guarantee has been qualified under, and is subject to and governed by, the Trust Indenture Act. This summary of all material provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

GENERAL

    The Corporation has irrevocably agreed to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Capital Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Capital Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Capital Securities, to the extent that the Trust has funds on hand legally available therefor at such time,
(ii) the applicable Redemption Price with respect to the Capital Securities called for redemption, to the extent that the Trust has funds on hand legally available therefor at such time, and (iii) upon a voluntary or involuntary termination and liquidation of the Trust, the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of Capital Securities. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of the Capital Securities or by causing the Trust to pay such amounts to such holders.

    The Guarantee ranks subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See "--Status of the Guarantee." Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Corporation's obligations under the Guarantee are effectively subordinated to all existing and future liabilities of the Bank (including the Bank's deposit liabilities) and all liabilities of any future subsidiaries of the Corporation. Claimants should look only to the assets of the Corporation for payments under the Guarantee. See "Description of the Junior Subordinated Debentures--General." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Indebtedness, whether under the Indenture, any other indenture that the Corporation may enter into in the future or otherwise.

    The Corporation has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Capital Securities. See "Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee."

STATUS OF THE GUARANTEE

    The Guarantee constitutes an unsecured obligation of the Corporation and ranks subordinate and junior in right of payment to all Senior Indebtedness in the same manner as Junior Subordinated Debentures.

    The Guarantee ranks pari passu with all Other Guarantees issued by the Corporation. The Guarantee constitutes a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee is held for the benefit of the holders of the Capital Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the Capital Securities of the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Corporation.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of the Capital Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of a majority of the Liquidation Amount of such outstanding Capital Securities. The manner of obtaining any such approval will be as set forth under "Description of Capital Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Capital Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Corporation to perform any of its payment or other obligations thereunder. The holders of a majority in Liquidation Amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    Any holder of the Capital Securities may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

    The Corporation, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Corporation in performance of the Guarantee, must undertake to perform only such duties as are specifically set forth in the Guarantee and, in case a default with respect to the Guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Capital Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The Guarantee is governed by and shall be construed in accordance with the laws of the State of New York.

       RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Capital Securities are irrevocably guaranteed (to the extent the Trust has funds on hand legally available for the payment of such Distributions) by the Corporation as and to the extent set forth under "Description of Guarantee." Taken together, the Corporation's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Capital Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Capital Securities. If and to the extent that the Corporation does not make the required payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the Capital Securities. The Guarantee will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of Capital Securities is to institute a Direct Action. The obligations of the Corporation under the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Capital Securities, primarily because: (i) the aggregate principal amount or Prepayment Price of the Junior Subordinated Debentures will be equal to the sum of the Liquidation Amount or Redemption Price, as applicable, of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Corporation, as Sponsor, shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of Trust Securities under such Trust Securities; and (iv) the Trust Agreement provides that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

    A holder of any Capital Security may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

    A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Trust Agreement. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default under the Trust Agreement.

LIMITED PURPOSE OF THE TRUST

    The Capital Securities represent beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the original sale of the Trust Securities to acquire the Junior Subordinated Debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a Capital Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated

Debenture will be entitled to receive from the Corporation the principal amount of (and premium, if any) and interest on Junior Subordinated Debentures held, while a holder of Capital Securities is entitled to receive Distributions from the Trust (or, in certain circumstances, from the Corporation under the Guarantee) if and to the extent the Trust has funds on hand legally available for the payment of such Distributions.

RIGHTS UPON TERMINATION

    Unless the Junior Subordinated Debentures are distributed to holders of the Trust Securities, upon any voluntary or involuntary termination and liquidation of the Trust, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Capital Securities--Liquidation of the Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Corporation, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Corporation receive payments or distributions. Since the Corporation will be the guarantor under the Guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Trust Securities), the positions of a holder of Capital Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Corporation in the event of liquidation or bankruptcy of the Corporation are expected to be substantially the same.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities held as capital assets by a holder who purchases such Capital Securities upon issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, United States Alien Holders (as defined below) engaged in a U.S. trade or business or persons that will hold the Capital Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Capital Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Capital Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. In connection with the issuance of the Junior Subordinated Debentures, Thacher Proffitt & Wood ("Tax Counsel") rendered certain opinions described below. An opinion of Tax Counsel, however, is not binding on the Internal Revenue Service (the "IRS") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of these issues and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that any of the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

    In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Corporation.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the Capital Securities, Tax Counsel rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Trust Agreement and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Capital Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures, and each holder will be required to include in its gross income any interest (or OID accrued) with respect to its allocable share of the Junior Subordinated Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under recently issued Treasury regulations (the "Regulations") applicable to debt instruments issued on or after August 13, 1996, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Corporation believes that the likelihood of its exercising its option to defer payments of interest is "remote" since exercising that option would, among other things, prevent the Corporation from declaring dividends on any class of its equity securities. Accordingly, the Corporation intends to take the position based on the advice of Tax Counsel that the Junior Subordinated Debentures will not be considered to be issued with OID and, accordingly, stated interest on the Junior Subordinated Debentures generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting.

    Under the Regulations, if the Corporation were to exercise its option to defer payments of interest, the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remain outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Capital Securities would be required to include in gross income OID even though the Corporation would not make actual cash payments during an Extension Period. Moreover, under the Regulations, if the option to defer the payment of interest were determined not to be "remote," the Junior Subordinated Debentures would be treated as having been originally issued with OID. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

    The Regulations have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation described herein.

    Because income on the Capital Securities will constitute interest or OID, corporate holders of the Capital Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

MARKET DISCOUNT

    To the extent a holder of Capital Securities is considered to have purchased an undivided interest in the Junior Subordinated Debentures at a market discount, that is, at a purchase price less than their remaining stated principal amount (assuming the Junior Subordinated Debentures are treated as issued without OID), a holder of Capital Securities will recognize income upon receipt of each distribution representing stated principal amount under the market discount rules of Sections 1276 through 1278 of the Code. In particular, under Section 1276 of the Code, such a holder generally will be required to allocate each such principal distribution first to accrued market discount not previously included in income, and to recognize ordinary income to that extent. A holder may elect to include market discount in income currently as it accrues rather than including it on a deferred basis in accordance with the foregoing. If made, such election will apply to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which such election applies. In addition, regulations issued under Sections 1271-1273 and 1275 of the Code (the "OID Regulations") permit a holder using the accrual method of accounting to elect to accrue all interest, discount (including DE MINIMIS market or original issue discount) and premium in income as interest, based on a constant yield method. If such an election is made with respect to Capital Securities with market discount, the holder is deemed to have made an election to include market discount in income currently with respect to all other debt instruments having market discount that such holder acquires during the year of the election or thereafter. Similarly, a holder that makes this election for Capital Securities that are acquired at a premium is deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that such holder owns or acquires. See "Premium." The election to accrue interest, discount and premium on a constant yield method with respect to Capital Securities is irrevocable.

    Market discount with respect to Capital Securities will be considered to be DE MINIMIS for purposes of Section 1276 of the Code if such market discount is less than 0.25% of the stated principal amount of such

Capital Securities multiplied by the number of complete years to maturity remaining after the date of their purchase. If market discount is treated as DE MINIMIS under this rule, it appears that the actual discount will be treated in a manner similar to OID of a DE MINIMIS amount and would be included in income as each payment of stated principal is made, based on the product of the total amount of such discount and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the remaining stated principal balance of the Capital Securities. Such treatment would result in discount being included in income at a slower rate than discount would be required to be included in income using a constant yield method described above.

    A holder of Capital Securities generally will be required to treat a portion of any gain on the sale or exchange of such Capital Securities as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income.

    Under Section 1277 of the Code, a purchaser may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry Capital Securities purchased with market discount. For these purposes, the DE MINIMIS rule referred to above applies. Any such deferred interest expense will not exceed the market discount that accrued during such taxable year and, in general, will be allowed as a deduction not later than the year in which such market discount is includible in income. If such holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in that taxable year or thereafter, the interest deferral rule described above will not apply.

PREMIUM

    To the extent a holder of Capital Securities is considered to have purchased an undivided interest in the Junior Subordinate Debentures at a cost (not including accrued stated interest) greater than such Junior Subordinated Debentures remaining stated principal amount, such Junior Subordinated Debentures will be considered to be purchased at a premium. The holder of such Capital Securities may elect to amortize such premium under the constant yield method over the life of the Capital Securities. Such an election would apply to all debt instruments having amortizable bond premium that the holder owns or subsequently acquires. Amortizable premium will be treated as an offset to interest income on the related debt instrument, rather than as a separate interest deduction. As discussed above, the OID Regulations also permits holders to elect to include all interest, discount and premium in income based on a constant yield method, treating the holder as having made the election to amortize premium generally. See "Market Discount".

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    The Corporation has the right at any time to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Capital Securities. A holder's holding period in the Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which the Capital Securities were held by such holder. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Junior Subordinated Debentures would constitute a taxable event to holders of Capital Securities and a holder's holding period in Junior Subordinated Debentures would begin on the date such Junior Subordinated Debentures were received.

    Under certain circumstances described herein (see "Description of Capital Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Capital Securities, and a holder could recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "--Sales of Capital Securities."

SALES OF CAPITAL SECURITIES

    A holder that sells Capital Securities (including a redemption of the Capital Securities either on the Stated Maturity Date or upon an optional redemption of the Junior Subordinated Debentures by the Corporation) will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price increased by OID (if any) previously includible in such holder's gross income to the date of disposition and decreased by payments (if any) received on the Capital Securities in respect of OID. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Capital Securities have been held for more than one year.

    The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Debenture are deemed to have been issued with OID) who disposes of his Capital Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., interest or, if applicable, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

PROPOSED TAX LEGISLATION

    On February 6, 1997, as part of President Clinton's Fiscal 1998 Budget Proposal (the "Budget Proposal"), the United States Treasury Department proposed legislation that would, among other things, deny an issuer a deduction for United States federal income tax purposes for the payment of interest on instruments with characteristics similar to the Junior Subordinated Debentures. If the Budget Proposal were enacted in its current form, it is not expected to apply to the Junior Subordinated Debentures since this provision would be effective for instruments issued on or after the date of first committee action and the Junior Subordinated Debentures were issued prior to such action. This provision of the Budget Proposal is not included in the Revenue Reconciliation Act of 1997, as passed by the House of Representatives on June 26, 1997, and by the Senate on June 27, 1997. There can be no assurances, however, that the proposed legislation, if enacted, or similar legislation enacted after the date hereof would not adversely affect the tax treatment of the Junior Subordinated Debentures, resulting in a Tax Event. The occurrence of a Tax Event may result in the redemption of the Junior Subordinated Debentures for cash, in which event the holders of the Capital Securities would receive cash in redemption of their Capital Securities. See "Description of Capital Securities--Redemption" and "Description of Junior Subordinated Debentures--Special Event Prepayment."

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for United States federal income tax purposes.

    A "U.S. Holder" is a holder of Capital Securities who or which is a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes, a corporation or partnership created or organized (or treated as created or organized for federal income tax purposes) in or under the laws of the United States or any political subdivision thereof, or a trust or estate the income of which is includible in its gross income for federal income tax purposes without regard to its source. For taxable years beginning after December 31, 1996 (or for the immediately preceding taxable year, if the trustee of a trust so elects), a trust is a U.S. Holder for federal income tax purposes if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more United States trustees have the authority to control all substantial decisions of the trust.

    Under present United States federal income tax laws: (i) payments by the Trust or any of its paying agents to any holder of a Capital Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Capital Security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to the Corporation through stock ownership, and (c) either (A) the beneficial owner of the Capital Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Capital Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Capital Security.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Capital Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Capital Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Capital Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

    Sections 404 and 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), impose certain fiduciary and prohibited transaction restrictions on employee pension and welfare benefit plans subject to ERISA ("ERISA Plans") and on certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general and separate accounts in which such ERISA Plans are invested. Section 4975 of the Code imposes essentially the same prohibited transaction restrictions on tax-qualified retirement plans described in Section 401(a) of the Code and on Individual Retirement Accounts described in Section 408 of the Code (collectively, "Tax Favored Plans"). ERISA and the Code prohibit a broad range of transactions involving assets of ERISA Plans and Tax Favored Plans (collectively, "Plans") and persons who have certain specified relationships to such Plans ("Parties in Interest"), unless a statutory or administrative exemption is available with respect to any such transaction. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA) are generally not subject to ERISA requirements and the considerations described below, unless they are tax-qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code.

    The Corporation, the obligor with respect to the Junior Subordinated Debentures held by the Trust, and its affiliates and the Property Trustee may be considered Parties in Interest with respect to many Plans. Any purchaser proposing to acquire Capital Securities with assets of any Plan should consult with its counsel. The purchase and/or holding of Capital Securities by a Plan with respect to which the Corporation, the Property Trustee or any affiliate is a service provider (or otherwise is a Party in Interest) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Capital Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance Corporation pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance Corporation general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager) (collectively, "Class Exemptions"). In addition, certain transactions involving the Trust might be deemed to constitute prohibited transactions under ERISA and the Code with respect to a Plan that purchases the Capital Securities if such Capital Securities are deemed to be assets of the Plan. The U.S. Department of Labor ("DOL") has promulgated regulations ("DOL Regulations") defining the term "Plan Assets" for purposes of applying the general fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code. Under the DOL Regulations, generally, when a Plan acquires an "equity interest" in another entity (such as the Trust), the underlying assets of that entity may be considered to be Plan Assets unless certain exceptions under the DOL Regulations apply. Under the DOL Regulations, Capital Securities acquired by a Plan may be assets of that Plan. In addition, the Trust, including the Junior Subordinated Debentures and any other assets held in the Trust, may also be deemed to be assets of each Plan that acquires the Capital Securities. No Plan or entity whose underlying assets include Plan Assets by reason of a Plan's investment in such entity ("Plan Asset Entity") should acquire or hold Capital Securities in reliance upon the availability of any exception under the DOL Regulations. Accordingly, the acquisition or holding of the Capital Securities by or on behalf of the investing Plan could give rise to a prohibited transaction under ERISA and the Code, unless a statutory or administrative exemption is available. Special caution should be exercised before Plan Assets are used to acquire the Capital Securities in such circumstances, especially if, with respect to such assets, the Corporation, the Debenture Trustee, the Property Trustee, the Delaware Trustee, the Guarantee Trustee, the Administrative Trustees or any affiliates thereof either (i) has investment discretion with respect to the investment of Plan Assets or (ii) has authority or responsibility to give (or regularly gives) investment advice with respect to Plan Assets for a fee pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan Assets.

    A fiduciary for a Plan, or other Plan Asset investor, should consider the availability of the Class Exemptions described above when considering the purchase and/or holding of Capital Securities. In addition to any exemption that may be available under PTCE 95-60 for the purchase and holding of the Capital Securities by an insurance company general account, the Small Business Job Protection Act of 1996 added a new Section 401(c) to ERISA, which provides certain exemptive relief from the prohibited transaction restrictions imposed by ERISA for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL is required to issue final regulations ("401(c) Regulations") no later than December 31, 1997 which are to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurer's general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan Assets. Section 401(c) of ERISA generally provides that, until the date which is 18 months after the 401(c) Regulations become final, no person shall be subject to liability under ERISA and Section 4975 of the Code on the basis of a claim that the assets of an insurance company general account constitute Plan Assets, unless (i) as otherwise provided by the Secretary of Labor in the 401(c) Regulations to prevent avoidance of the regulations or (ii) an action is brought by the Secretary of Labor for certain breaches of fiduciary duty which would also constitute a violation of federal or state criminal law. Insurance companies contemplating the investment of general account assets in the Capital Securities should consult with their legal counsel with respect to the applicability of Section 401(c) of ERISA, including the general account's ability to continue to hold the Capital Securities after the date which is 18 months after the date the 401(c) Regulations become final.

    BECAUSE THE CORPORATION, THE PROPERTY TRUSTEE AND THEIR AFFILIATES MAY BE PARTIES IN INTEREST WITH RESPECT TO PLANS, AND THE CAPITAL SECURITIES MAY BE DEEMED TO BE EQUITY INTERESTS IN THE TRUST, FOR PURPOSES OF APPLYING ERISA AND
SECTION 4975 OF THE CODE, THE CAPITAL SECURITIES MAY NOT BE PURCHASED OR HELD BY ANY PLAN, ANY PLAN ASSET ENTITY OR ANY PERSON INVESTING PLAN ASSETS, UNLESS SUCH PURCHASE OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER THE CLASS EXEMPTIONS. ANY PURCHASER OR HOLDER OF THE CAPITAL SECURITIES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT IT EITHER (A) IS NOT A PLAN OR A PLAN ASSET ENTITY AND IS NOT PURCHASING SUCH SECURITIES ON BEHALF OF OR WITH PLAN ASSETS OR (B) IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER ONE OF THE CLASS EXEMPTIONS WITH RESPECT TO SUCH PURCHASE OR HOLDING. FURTHERMORE, TO AVOID CERTAIN PROHIBITED TRANSACTIONS UNDER ERISA AND THE CODE THAT COULD RESULT UNDER CERTAIN CIRCUMSTANCES IF THE CAPITAL SECURITIES ARE DEEMED TO BE SUCH EQUITY INTERESTS IN THE TRUST, EACH INVESTING PLAN, BY PURCHASING THE CAPITAL SECURITIES, WILL BE DEEMED TO HAVE DIRECTED THE TRUST TO INVEST IN THE JUNIOR SUBORDINATED DEBENTURES AND TO HAVE APPOINTED THE PROPERTY TRUSTEE.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Capital Securities by each of the Selling Stockholders as of July 1, 1997. Unless otherwise indicated, each stockholder named below has sole voting and investment power with respect to all shares of Capital Securities shown as beneficially owned by such stockholder.

                                                             CURRENT POSITION IN     CAPITAL SECURITIES REGISTERED
                                                                   CAPITAL                        FOR
SELLING STOCKHOLDER (1)                                          SECURITIES                      SALE
--------------------------------------------------------  -------------------------  -----------------------------
ML Bancorp, Inc.........................................              4,000                        4,000
ONBANCorp, Inc..........................................              4,000                        4,000
Standish, Ayre & Wood, Inc..............................             14,000                       14,000
Sovereign Bancorp, Inc..................................              2,000                        2,000
Value Line Asset Management.............................              1,000                        1,000

------------------------

(1) None of the Selling Stockholders are, to the knowledge of the Corporation, in any way related to or affiliated with the Corporation or its subsidiaries.

                                USE OF PROCEEDS

    Each Selling Stockholder will receive all of the net proceeds from the sale of Capital Securities owned by such Selling Stockholder and offered hereby. The Corporation will not receive any of the proceeds from the sale of such Capital Securities.

                              PLAN OF DISTRIBUTION

    The Capital Securities offered hereby were originally issued by the Trust and were acquired by the Selling Stockholders in a private transaction. The Corporation is registering the Capital Securities for resale by the Selling Stockholders pursuant to a registration rights agreement entered into by and among the Corporation, the Trust and the initial purchaser at the time of the original sale of the Capital Securities. The Corporation will not receive any of the proceeds from the sale of such Capital Securities by the Selling Stockholders. The registration of the Capital Securities does not necessarily mean that any of the Capital Securities will be offered and sold by the holders thereof.

    The Capital Securities may be sold from time to time to purchasers directly by any of the Selling Stockholders or by pledgees, donors, transferees or other successors in interest. Alternatively, each of the Selling Stockholders may from time to time offer its Capital Securities through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of the Capital Securities for whom they may act as agent. Such sales may be made at prices and on terms then prevailing or at prices related to the then current market price or in negotiated transactions. In addition, any of the Capital Securities covered by the Prospectus which qualify for sale pursuant to Rule 144A of the Securities Act may be sold under Rule 144A rather than pursuant to the Prospectus. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Capital Securities might be deemed to be underwriters, and any profit on the sale of such Capital Securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the Capital Securities is made by a Selling Stockholder, to the extent required pursuant to the Securities Act, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of Capital Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers and agents, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The Corporation will not bear any expenses incurred by any of the Selling Stockholders in connection with the sale of the Capital Securities offered hereby other than expenses relating to the registration of the offer and sale of the Capital Securities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters, including certain matters relating to United States federal income tax considerations have been passed upon for the Corporation by Thacher Proffitt & Wood, New York, New York.

                                    EXPERTS

    The consolidated statements of financial condition of the Corporation as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996, incorporated by reference in the Corporation's 1996 Form 10-K and incorporated by reference into this Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference in the Corporation's 1996 Form 10-K and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE TRUST OR BY THE INITIAL PURCHASER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION OR THE TRUST SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Available Information...........................          5
Incorporation of Certain Documents by
  Reference.....................................          5
Summary.........................................          7
Risk Factors....................................         10
Haven Bancorp, Inc..............................         14
Ratio of Earnings to Fixed Charges..............         14
Capitalization..................................         15
Accounting Treatment............................         15
Summary Financial Data..........................         16
Haven Capital Trust I...........................         18
Description of Capital Securities...............         19
Description of Junior Subordinated Debentures...         30
Description of Guarantee........................         40
Relationship among the Capital Securities, the
  Junior Subordinated Debentures and the
  Guarantee.....................................         42
Material Federal Income Tax Consequences........         44
ERISA Considerations............................         49
Selling Stockholders............................         51
Use of Proceeds.................................         51
Plan of Distribution............................         51
Legal Matters...................................         52
Experts.........................................         52

                                  $25,000,000

                                     HAVEN
                                CAPITAL TRUST I

                           10.46% CAPITAL SECURITIES
                           FULLY AND UNCONDITIONALLY
                                  GUARANTEED,
                            AS DESCRIBED HEREIN, BY

                              HAVEN BANCORP, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 JULY   , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES AND DISTRIBUTION

SEC Registration fee..............................................  $   7,576
Legal fees and expenses...........................................     60,000*
Accounting fees and expenses......................................     20,000*
Printing expenses.................................................     15,000*
                                                                    ---------
Total.............................................................  $ 102,576*
                                                                    ---------
                                                                    ---------

------------------------

* Except for the SEC registration fee, all the foregoing expenses have been estimated. The Selling Stockholders, for whose account the Capital Securities have been registered for sale, will not bear any portion of such total expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("Delaware General Corporation Law"), INTER ALIA, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    The Registrant has also entered into employment agreements with certain executive officers, which agreements require that the Registrant maintain a directors' and officers' liability policy for the benefit of such officers and that the Registrant will indemnify such officers to the fullest extent permitted by law.

    The Registrant has obtained directors' and officers' liability insurance policies which insure its directors and officers and the directors and officers of its subsidiaries in certain instances.

    The Declaration of Trust for Haven Capital Trust I (the "Trust") provides that to the full extent permitted by law, the Corporation shall indemnify any Administrative Trustee or affiliate of an Administrative Trustee, any officers, directors, shareholders, members, partners, employees or representatives or agents of any Administrative Trustee or any employee or agent of the Trust or its affiliates (each, a "Company Indemnified Person") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of any such Trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of any such Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Declaration of Trust also provides that to the full extent permitted by law, the Corporation shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of any such trust to procure a judgment in its favor by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of any such trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to the Trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper. The Declaration of Trust further provides that expenses (including attorneys' fees) incurred by a Company Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in the immediately preceding two sentences shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Company Indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in any such Declaration.

    The Declaration of Trust for the Trust also provides that the Corporation shall indemnify the Delaware Trustee, any affiliate of the Delaware Trustee, and any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Delaware Trustee (each, a "Fiduciary Indemnified Person") against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts under the Trust, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.
-------------
        4.1            --   Indenture of Haven Bancorp, Inc. relating to the Junior Subordinated Debentures
        4.2            --   Form of Certificate of Junior Subordinated Debentures of Haven Bancorp, Inc.
        4.3            --   Certificate of Trust of Haven Capital Trust I
        4.4            --   Declaration of Trust of Haven Capital Trust I
        4.5            --   Amended and Restated Declaration of Trust for Haven Capital Trust I
        4.6            --   Form of Certificate for Capital Securities of Haven Capital Trust I
        4.7            --   Capital Securities Guarantee Agreement of Haven Bancorp, Inc.
        4.8            --   Registration Rights Agreement
        5.1            --   Opinion of Thacher Proffitt & Wood to Haven Bancorp, Inc. as to legality of the Capital
                            Securities issued by Haven Capital Trust I, the Junior Subordinated Debentures and the Guarantee
                            issued by Haven Bancorp, Inc.
        8.1            --   Opinion of Thacher Proffitt & Wood, special tax counsel, as to certain federal income tax matters
       12.1            --   Computation of ratio of earnings to fixed charges (included in the Prospectus under the caption
                            "Ratio of Earnings to Fixed Charges")
       23.1            --   Consent of KPMG Peat Marwick LLP
       23.2            --   Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1)
       24.1            --   Power of Attorney of certain officers and directors of Haven Bancorp, Inc. (included in signature page)
       25.1            --   Forms T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the
                            Indenture, the Amended and Restated Declaration of Trust of Haven Capital Trust I and the
                            Guarantee for the benefit of the holders of Capital Securities of Haven Capital Trust I

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (1)(i) and
(ii) above do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by Haven Bancorp, Inc. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereto.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it as declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

    Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on July 11, 1997.

                                HAVEN BANCORP, INC.

                                BY:             /S/ GEORGE S. WORGUL
                                     -----------------------------------------
                                                  George S. Worgul
                                               CHAIRMAN OF THE BOARD

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Catherine Califano as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-4 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ GEORGE S. WORGUL       Chairman of the Board
------------------------------                                  July 11, 1997
       George S. Worgul

    /s/ PHILIP S. MESSINA       President and Chief
------------------------------    Executive Officer             July 11, 1997
      Philip S. Messina

      /s/ ROBERT L. KOOP        Director
------------------------------                                  July 11, 1997
        Robert L. Koop

   /s/ WILLIAM J. JENNINGS      Director
------------------------------                                  July 11, 1997
     William J. Jennings

 /s/ MSGR. THOMAS J. HARTMAN    Director
------------------------------                                  July 11, 1997
   Msgr. Thomas J. Hartman

    /s/ ROBERT M. SPROTTE       Director
------------------------------                                  July 11, 1997
      Robert M. Sprotte

    /s/ JOSEPH A. RUGGIERE      Director
------------------------------                                  July 11, 1997
      Joseph A. Ruggiere

  /s/ MICHAEL J. FITZPATRICK    Director
------------------------------                                  July 11, 1997
    Michael J. Fitzpatrick

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ MICHAEL J. LEVINE       Director
------------------------------                                  July 11, 1997
      Michael J. Levine

    /s/ CATHERINE CALIFANO      Senior Vice President and
------------------------------    Chief Financial Officer       July 11, 1997
      Catherine Califano

    Pursuant to the requirements of the Securities Act of 1933, Haven Capital Trust I certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, as of the 11th day of July, 1997.

                                HAVEN CAPITAL TRUST I

                                By:            /s/ CATHERINE CALIFANO
                                     -----------------------------------------
                                                 Catherine Califano
                                             as Administrative Trustee

                                By:            /s/ JOSEPH W. RENNHACK
                                     -----------------------------------------
                                                 Joseph W. Rennhack
                                             as Administrative Trustee

                                By:              /s/ ROBERT B. LUNT
                                     -----------------------------------------
                                                   Robert B. Lunt
                                             as Administrative Trustee

                                 EXHIBIT INDEX

EXHIBIT NO.                                                     DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------------
        4.1    --         Indenture of Haven Bancorp, Inc. relating to the Junior Subordinated Debentures
        4.2    --         Form of Certificate of Junior Subordinated Debentures of Haven Bancorp, Inc.
        4.3    --         Certificate of Trust of Haven Capital Trust I
        4.4    --         Declaration of Trust of Haven Capital Trust I
        4.5    --         Amended and Restated Declaration of Trust for Haven Capital Trust I
        4.6    --         Form of Certificate for Capital Securities of Haven Capital Trust I
        4.7    --         Capital Securities Guarantee Agreement of Haven Bancorp, Inc.
        4.8    --         Registration Rights Agreement
        5.1    --         Opinion of Thacher Proffitt & Wood to Haven Bancorp, Inc. as to legality of the Capital Securities issued by Haven Capital Trust I, the Junior Subordinated Debentures and the Guarantee issued by
                          Haven Bancorp, Inc.
        8.1    --         Opinion of Thacher Proffitt & Wood, special tax counsel, as to certain federal income tax matters
       12.1    --         Computation of ratio of earnings to fixed charges (included in the Prospectus under the caption
                          "Ratio of Earnings to Fixed Charges")
       23.1    --         Consent of KPMG Peat Marwick LLP
       23.2    --         Consent of Thacher Proffitt & Wood (included in Exhibits 5.1 and 8.1)
       24.1    --         Power of Attorney of certain officers and directors of Haven Bancorp, Inc. (included in signature page)
       25.1    --         Forms T-1 Statement of Eligibility of The Chase Manhattan Bank to act as trustee under the
                          Indenture, the Amended and Restated Declaration of Trust of Haven Capital Trust I and the
                          Guarantee for the benefit of the holders of Capital Securities of Haven Capital Trust I